EXHIBIT (j)(1)
                                                                  --------------


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Post-Effective Amendment No. 72 to the Registration Statement No. 33-12 of North Track Funds, Inc. on Form N-1A of our report dated February 12, 2004 appearing in the Annual Reports of North Track Wisconsin Tax-Exempt Fund and North Track Cash Reserve Fund, two of the portfolios of North Track Funds, Inc., for the year ended December 31, 2003, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statements of Additional Information, which are parts of such Registration Statement.




DELOITTE & TOUCHE LLP

/s/  Deloitte & Touche LLP
Milwaukee, Wisconsin
April 29, 2004